Exhibit 10.41

July 22, 2020

STRICTLY CONFIDENTIAL

Suying Liu

Mountain Crest Acquisition Corp.

311 West 43rd Street, 12th Floor

New York, NY 10036

Dear Mr. Liu:

This letter (the “Agreement”) constitutes our understanding with respect to the engagement of Craig-Hallum Capital Group LLC (“Craig-Hallum”) by Mountain Crest Acquisition Corp. (the “Company”) in connection with (i) a proposed merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination by the Company and/or one of its subsidiaries with Playboy Enterprises, Inc. (“Playboy” or “Target”) and/or one or more of the subsidiaries or affiliates of Playboy (the “Business Combination”) and/or (ii) a proposed private placements, backstop financings, or other financings by the Company of equity or equity-linked securities, convertible securities, or debt of the Company (the “Securities” and the transaction, an “Offering”), which Offerings are being made in relation to, or in connection with, the Business Combination.

A.          Appointment of Placement Agent and advisor. The Company hereby appoints Craig-Hallum to act as the Company’s exclusive placement agent and financial advisor, as applicable, in connection with any Offering or Business Combination in respect to the Target. In consideration for the introduction to Target, the Company agrees that neither it nor any of its affiliates, representatives or agents will enter into an agreement with such Target to acquire or dispose of any securities of such Target without the prior written consent of Craig-Hallum. Until the earlier of (i) the date that the Company no longer has an exclusive letter of intent or other similar written arrangement with the Target or (ii) the Business Combination is terminated or abandoned by either party, Craig Hallum also agrees that in its role as exclusive placement agent and financial advisor for the Company, Craig Hallum shall not negotiate with, be engaged by or assist the Target or any third party in any transactions between any third party and the Target.

B.           In the case of an Offering of Securities, Craig-Hallum will use reasonable commercial efforts to assist in the placement of the Securities, but there is no commitment by Craig-Hallum to purchase or sell any of the Securities. The Company acknowledges that it, and not Craig-Hallum, is ultimately responsible for the successful completion of each Offering.

C.           Services. In undertaking this assignment, Craig-Hallum will provide the following services to the Company, subject to the provisions of this Agreement:

1.       identify investors, which in the opinion of Craig-Hallum, are the most likely to invest in the Company and Target;

2.       formulate a strategy for soliciting interest from investors, whether approached by Craig-Hallum or whether the Company or Target are approached proactively, which may have an interest in investing in the Company and Target (the “Potential Investors”), and the development of procedures and timetables for marketing the Company and Target to the Potential Investors;

3.      if requested, assist in the writing of management’s confidential memorandum or presentation describing Target and Business Combination;

4.       introduce the Company and Target to investors, and coordinate due diligence investigations of the Company and Target by Potential Investors;

5.       along with the Company, evaluate proposals from interested parties regarding an Offering, formulate negotiation strategies, and assist in all negotiations and closing of the Business Combination and Offering; and

6.       assist in structuring, modeling, negotiating, and the formulation of the Business Combination including advice on capital formation, investor presentations, letters of intent and term sheets.

D.          Quiet Period. Until an Offering or Business Combination are completed, the Company agrees that it will not negotiate with any other person that has not been previously agreed with Craig-Hallum relating to an Offering with Target, including but not limited to public or private offerings or placements of the Company’s Securities.

E.           Placement Agent Fees

Placement Of Equity Securities. If, either during the Term or within 12 months following the Term (the “Tail”) the Company completes (a) an Offering of Securities, or (b) a definitive agreement or letter of intent or other evidence of commitment is entered into which subsequently results in an Offering of Securities of the Company, the Company hereby agrees to pay Craig-Hallum, as compensation for its services hereunder, a fee (the “Placement Agent Fee”) in the amount of 6.0% of the gross proceeds raised. The Tail shall only apply to investors brought over-the-wall, and introduced by Craig-Hallum during the Term (the “CH Investors”). The Placement Agent Fee shall be paid to Craig-Hallum in its entirety from the Company by wire transfer simultaneously with the closing of the Offering and Business Combination with wiring instructions provided in advance of closing. The Placement Agent Fee shall only be payable in connection with an Offering of Securities consummated in connection with, and as part of, the Business Combination with the Target.

F.            M&a Advisory Fee. If the Company completes the Business Combination with Target, the Company shall issue to Craig-Hallum 200,000 newly issued restricted shares of common stock at the closing of the Business Combination (the “M&A Advisory Fee”).

G.           Expenses. In addition to any fees payable to Craig-Hallum, the Company hereby agrees to reimburse Craig-Hallum for its reasonable, direct out-of-pocket expenses, including the reasonable fees and disbursements of Craig-Hallum’s legal counsel. The Company also agrees to reimburse Craig-Hallum for any FINRA or other regulatory filings made by Craig-Hallum in connection with the Offering and the Business Combination (as defined herein), including the reasonable fees and disbursements of Craig-Hallum’s counsel. Notwithstanding anything to the contrary in this Agreement, the Company’s obligations to reimburse Craig-Hallum for its expenses shall not exceed $150,000 in the aggregate. Such reimbursable expenses shall be payable at closing of an Offering, sale, merger or business combination.

H.          Term and Termination of Engagement. The term of this Agreement shall run until the earlier of the date that the Company completes any business combination and otherwise liquidates the funds held in the trust account. It is expressly understood that neither Craig-Hallum nor the Company shall have any continuing obligation or liability to one another under this Agreement upon termination thereof, except in respect of the matters specifically referenced in this Section H.

I.            Use of Information. The Company authorizes Craig-Hallum to transmit to the prospective purchasers of the Securities any private placement memorandum or other written information prepared by the Company and its counsel and Target and its counsel with such exhibits and supplements as may from time to time be required or appropriate (the “Offering Documents”). The Company represents and warrants that the Offering Documents (i) will be prepared by and approved by the management of the Company; and (ii) will not, to the knowledge of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading. The Company will advise Craig-Hallum immediately of the occurrence of any event or any other change known to the Company which results in the Offering Documents containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

J.            Representations and Warranties. The Company represents and warrants to, and agrees with, Craig-Hallum that:

1.       The Company will furnish to Craig-Hallum the names of all parties with which the Company has had discussions or contacts prior to the date hereof or which contact the Company during the Term of this Agreement, concerning, exclusively, the Offering provided under this Agreement.

2.      Directly or through the Offering Documents, the Company shall furnish to investors and Craig-Hallum all information material to investors under applicable securities laws, which information will not, to the knowledge of the Company, in light of the circumstances in which made, contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements made not misleading. Craig-Hallum will be relying, without independent verification, on the accuracy and completeness of all financial and other information that is and will be furnished to it by the Company.

3.      The Company has filed all documents and amendments or supplements to previously filed documents (collectively, the “Public Documents”) required to be filed by it under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934 (collectively, the “1934 Act”). Each of the Public Documents conforms in all material respects with the requirements of the 1934 Act. Except to the extent amended or supplemented by a subsequent Public Document, no part of any Public Document contains any untrue statement of material fact or omits to state a material fact required to be stated in the document or necessary to make the statements in the document not misleading. Craig-Hallum may rely, without independent verification, upon the accuracy and completeness of each Public Document except to the extent amended or supplemented by a subsequent Public Document.

4.      The execution, delivery and performance of this Agreement and the Offering will not violate any provision of the Articles of Incorporation or Bylaws of the Company or any agreement or other instrument to which the Company is a party or by which it is bound. Any necessary approvals, governmental and private, will be obtained by the Company prior to any closing.

The Company hereby permits Craig-Hallum to rely on the representations, warranties and opinions made or given by the Company to any purchaser of Securities.

K.           Indemnification, Contribution and Confidentiality. Subject to Paragraph P below, the Company agrees to indemnify Craig-Hallum and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I, and the parties agree to the confidentiality provisions of Appendix II, all of which are incorporated herein by this reference. These provisions will apply regardless of whether the proposed Offering is consummated.

L.           Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof. This agreement contains a predispute arbitration clause. By signing an arbitration agreement the parties agree as follows:

1.	All parties to this agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

2.	Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

3.	The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

4.	The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.

5.	The panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

6.	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

7.	The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement.

Any dispute or controversy arising out of this agreement or regarding the interpretation, application, or breach of this Agreement shall be determined by arbitration conducted in accordance with the rules of the American Arbitration Association as then in effect. Any arbitration award shall be final and binding upon the Company and Craig-Hallum, and judgment on the award may be entered in any court having jurisdiction. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein. Each party will bear its own costs and attorneys’ fees, and will share equally in the fees and expenses of the arbitrator and the arbitration. The proceedings will be conducted in English. Notwithstanding the foregoing, it is expressly agreed that either party may seek injunctive relief, at any time, in an appropriate court of law or equity to enforce its rights hereunder.

M.          Announcement of Offering. The Company and Craig-Hallum acknowledge and agree that Craig-Hallum may, subject to the approval of the Company and Target, subsequent to the closing of an Offering, make public its involvement with the Company.

N.           Co-agents. Craig-Hallum reserves the right to use co-agents to assist in the placement of the Securities, provided that any such co-agent shall be approved by the Company and that any associated expenses will be borne by Craig-Hallum, which approval shall not be unreasonably withheld. Any and all compensation payable to co-agents shall be included in and part of the total compensation payable to Craig Hallum pursuant to this Agreement. Craig Hallum shall advise the Company as to how such compensation shall be allocated among itself and the other co-agents, if any.

O.           Advice to the Board. The Company acknowledges that any advice given by Craig-Hallum to the Company is solely for benefit and use of the Company’s board of directors and may not be used, reproduced, disseminated, quoted or referred to without Craig-Hallum’s prior written consent.

P.           Trust Waiver. Craig-Hallum understands that the Company is a blank check company formed for the purpose of consummating a business combination as described in the Company’s final prospectus, dated June 6, 2020 (the “Prospectus”). Craig-Hallum further understands that the Company has established a trust account in the United States, maintained by Continental Stock Transfer & Trust Company acting as trustee currently in an amount of approximately $58.6 million for the benefit of its public stockholders (the "Trust Account”), and that the Company does not have access to the funds in such Trust Account except under the circumstances set forth in the Prospectus. Craig-Hallum agrees that if, the Business Combination is not consummated, notwithstanding anything to the contrary in this Agreement, it does not have any right, title, interest or claim of any kind in or to (i) any assets in the Trust Account, (ii) assets of the Company to the extent such right, title, interest or claim would impair the amounts in the Trust Account or (iii) assets distributed from the Trust Account to the public stockholders (each such right, title, interest or claim a "Claim"); including any Claim arising out of any other section of this Agreement Craig-Hallum may have in the future as a result of, or arising out of, this Agreement or any other negotiations, contracts or agreements with the Company, and will not seek recourse against the Trust Account or the Company's public stockholders for any reason whatsoever.

Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.

Q.            Amendment. This Agreement may not be modified except in writing signed by each of the parties hereto.

R.           No Partnership. The Company is a sophisticated business enterprise that has retained Craig-Hallum for the limited purposes set forth in this Agreement. The parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this agreement.

S.            Research Matters. By entering into this Agreement or serving as a placement agent in the Offering, Craig-Hallum does not provide any promise, either explicitly or implicitly, of favorable or continued research coverage of Company and Company hereby acknowledges and agrees that Craig-Hallum’s selection as a placement agent for the Offering was in no way conditioned, explicitly or implicitly, on Craig-Hallum providing favorable or any research coverage of Company. In accordance with FINRA Rule 2241, the parties acknowledge and agree that Craig-Hallum has not directly or indirectly offered favorable research, a specific rating or a specific price target, or threatened to change research, a rating or a price target, to Company or inducement for the receipt of business or compensation.

T.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and Craig-Hallum.

U.            Notice. All notices and other communications required hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex; or upon deposit with the United States Post Office, by first-class mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (i) if to the Company, at the Company’s address as set forth above or at such other address as the Company shall have furnished to Craig-Hallum or (ii) if to Craig-Hallum, to Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attention: Chris Jensen, Chief Compliance Officer and General Counsel, or at such other address as Craig-Hallum shall have furnished to the Company.

[The Next Page Is the Signature Page.]

In acknowledgment that the foregoing correctly sets forth the understanding reached by Craig-Hallum and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

Craig-Hallum Capital Group LLC

By:	/s/ Rick Hartfiel
Rick Hartfiel
Director of Investment Banking

Address:	222 South Ninth Street, Suite 350 Minneapolis, Minnesota 55402

(this agreement contains a predispute arbitration clause on page 4)

Accepted and agreed to as of the date first written above:

Mountain Crest Acquisition corp.

By:	/s/ Suying Liu
Suying Liu
Chief Executive Officer

AppendiX I

In the event that Craig-Hallum Capital Group LLC or any of its affiliates (collectively, “C-H”), the respective shareholders, directors, officers, agents or employees of C-H, or any other person controlling C-H (collectively, together with C-H, “Indemnified Persons”) becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including stockholders of Client, in connection with or as a result of (i) the engagement contemplated by the letter agreement to which this Appendix I is attached (the “engagement”), or (ii) any untrue statement or alleged untrue statement of a material fact contained in any offering materials, including but not limited to any registration statement, prospectus and any prospectus supplement used to offer securities of Client in a transaction subject to the engagement as such materials may be amended or supplemented (and including but not limited to any documents deemed to be incorporated therein by reference) (collectively, the “Offering Materials”), or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, Subject to Paragraph P of the Agreement, Client will reimburse such Indemnified Person for its reasonable legal and other expenses (including without limitation the reasonable costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing the engagement) incurred in connection therewith as such expenses are incurred; provided, however, that with respect to clause (i) above if it is finally determined by a court or arbitral tribunal in any such action, claim, suit, investigation or proceeding that any loss, claim damage or liability of C-H or any other Indemnified Person has resulted primarily and directly from the gross negligence or willful misconduct of C-H or any other Indemnified Person, then C-H will repay such portion of reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of C-H or any other Indemnified Person which is the subject of such determination. Subject to Paragraph P of the Agreement, Client will also indemnify and hold harmless each Indemnified Person from and against any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Losses”) related to or arising out of (i) the engagement, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Offering Materials, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except, with respect to clause (i) above, to the extent any such Losses are finally determined by a court or arbitral tribunal to have resulted primarily and directly from the willful misconduct or gross negligence of C-H or any other Indemnified Person.

If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless (except by reason of the gross negligence or willful misconduct of C-H as described above), Subject to Paragraph P of the Agreement, Client and C-H shall contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by Client, on the one hand, and by C-H and/or any other Indemnified Person, on the other hand, with respect to the engagement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of Client on the one hand and of C-H and/or any other Indemnified Person on the other hand; provided, however, that in no event shall the amounts to be contributed by C-H exceed the fees actually received by C-H in the engagement. Relative benefits to Client, on the one hand, and C-H and/or any other Indemnified Person, on the other hand, shall be deemed to be in the same proportion as (i) the total value actually paid or received by Client or its security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the engagement, bears to (ii) all fees actually received by C-H in the engagement.

Client also agrees that neither C-H nor any other Indemnified Person shall have any liability to Client or any person asserting claims on behalf or in right of Client in connection with or as a result of the engagement or any matter referred to in the engagement, except to the extent that any Losses incurred by Client are finally determined by a court or arbitral tribunal to have resulted primarily and directly from the willful misconduct or gross negligence of C-H or any other Indemnified Person in performing the services that are the subject of the engagement.

Client’s obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

The provisions of this Appendix I shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

APPENDIX II

INFORMATION TO BE SUPPLIED; CONFIDENTIALITY

In connection with Craig-Hallum’s activities on behalf of the Company, the Company will furnish Craig-Hallum with all financial and other information regarding the Company that Craig-Hallum reasonably believes appropriate to the assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the “Information”). The Company will provide Craig-Hallum with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants of the Company. The Company shall also inform Craig-Hallum of any material events or developments concerning prospective material events that may come to the attention of the Company at any point during the Term of the Agreement. The Company recognizes and agrees that Craig-Hallum (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information, (ii) does not assume responsibility for the accuracy of the Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

Craig-Hallum will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event that Craig-Hallum is legally required to make disclosure of any of the Information, Craig-Hallum will give notice to the Company prior to such disclosure, to the extent that they can practically do so.

The foregoing paragraph shall not apply to information that:

(i)	at the time of disclosure by the Company is, or thereafter becomes, generally available to the public or within the industries in which the Company or Craig-Hallum or its affiliates conduct business, other than as a direct result of a breach by Craig-Hallum of its obligations under this Agreement;

(ii)	prior to or at the time of disclosure by the Company, was already in the possession of, or conceived by, Craig-Hallum or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to Craig-Hallum or its affiliates other than from the Company and not as a result of a breach of an obligation of confidentiality to the Company;

(iii)	at the time of disclosure by the Company or thereafter, is obtained by Craig-Hallum or any of its affiliates from a third party who Craig-Hallum reasonably believes to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or

(iv)	is independently developed by Craig-Hallum or its affiliates.

Nothing in this Agreement shall be construed to limit the ability of Craig-Hallum or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.